Exhibit 99.1

For immediate release

Company contact: Jennifer Martin, Vice President-Investor Relations, 303-312-8155

Bill Barrett Corporation Announces

Uinta Basin Oil Acquisition

DENVER – May 11, 2011 – Bill Barrett Corporation (NYSE: BBG) announced today that the Company has signed a purchase and sale agreement to acquire the owner and operator of a Uinta Basin property that includes an estimated 5 million barrels of oil equivalent (MMBoe) net proved reserves, an estimated 25 MMBoe net risked proved, probable and possible reserves, approximately 750 Boe per day production, associated gathering and transportation infrastructure and 20,155 net acres of mineral leasehold. The purchase price is $120 million, and the Company intends to fund the purchase using the Company’s revolving line of credit.

The properties are located near the Company’s Blacktail Ridge-Lake Canyon project and are prospective in the Green River and Wasatch formations. The proximity of the asset to existing Bill Barrett operations at Blacktail Ridge-Lake Canyon is expected to allow for drilling and operating efficiencies at both the new and existing programs.

Chairman, Chief Executive Officer and President Fred Barrett comments: “Our acquisition program is focused on ‘bolt-on’ opportunities, which are complementary to our current operations and further balance the oil component in our portfolio. This acquisition adds production, reserves and upside potential, while expanding our strategic footprint in an area of core Rockies expertise. Importantly, in combination with our recent announcement to accelerate natural gas liquids realizations at our Gibson Gulch program, we are setting forth a stronger growth trajectory for the next few years, better balancing the product mix in our portfolio and driving very strong returns.”

The agreement is subject to customary provisions. The Company expects to provide further details upon closing, which is expected to occur in the second quarter of 2011.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, including statements regarding projected results and future events, including the upside potential and other prospects of the acquisition, the Company’s growth trajectory and future returns, and the timing and expectations for closing the acquisition. These forward-looking statements are based on management’s judgment as of this date and include certain risks and uncertainties. Please refer to the Company’s Annual Report on Form 10-K for the year-ended December 31, 2010 filed with the SEC, and other filings including our Current Reports on Form 8-K, for a list of certain risk factors.

Actual results may differ materially from Company projections and can be affected by a variety of factors outside the control of the Company including, among other things, the final and timely closing of the acquisition, market conditions, oil and gas price volatility, exploration drilling and testing results, the ability to receive drilling and other permits, regulatory approvals, governmental laws and regulations and changes in enforcement of those laws and regulations, new laws and regulations, risks related to and costs of hedging activities including counterparty viability, surface access and costs, availability of third party gathering, transportation and processing, the availability and cost of services and materials, the ability to obtain industry partners to jointly explore certain prospects and the willingness and ability of those partners to meet capital obligations when requested, availability and costs of financing to fund the Company’s operations, uncertainties inherent in oil and gas production operations and estimating reserves, the speculative actual recovery of estimated potential volumes, unexpected future capital expenditures, competition, risks associated with operating in one major geographic area, the success of the Company’s risk management activities, title to properties, litigation, environmental liabilities, and other factors discussed in the Company’s reports filed with the SEC. Bill Barrett Corporation encourages readers to consider the risks and uncertainties associated with projections and other forward-looking statements. In addition, the Company assumes no obligation to publicly revise or update any forward-looking statements based on future events or circumstances.

ABOUT BILL BARRETT CORPORATION

Bill Barrett Corporation (NYSE: BBG), headquartered in Denver, Colorado, explores for and develops natural gas and oil in the Rocky Mountain region of the United States. Additional information about the Company may be found on its website www.billbarrettcorp.com.